UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 9, 2011 (February 7, 2011)

ANTS SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

71 Stevenson St., Suite 400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 931-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 7, 2011, the registrant entered into an Exchange Agreement with Gemini Master Fund, Ltd., and Manchester Securities Corp. (each a “Holder”) pursuant to which, in exchange for the surrender and cancellation of outstanding convertible promissory notes in aggregate initial principal face amount of $2.0 million, the Company issued to each Holder a convertible Exchange Note in the aggregate original principal amount of $1.2 million, not bearing interest unless there is an event of default thereunder, with a maturity of January 31, 2013, and a warrant to purchase 3,333,333 shares of Common Stock, with a net, or so-called “cashless,” exercise provision, at an exercise price as set forth therein (the “Transaction”).  The Holders had acquired the outstanding convertible promissory notes from Robert T. Healey and William J. Healey.  The Transaction was guaranteed by the registrant’s subsidiary Inventa Technologies, Inc.  This current report is neither an offer to sell, nor a solicitation of offers to purchase, securities.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

(10.1)	Exchange Agreement dated February 7, 2011 by and among ANTs software inc., Gemini Master Fund, Ltd., and Manchester Securities Corp.
(10.2)	Guaranty dated February 7, 2011 by Inventa Technologies, Inc.
(10.3)	Convertible Note due January 31, 2013 in initial principal face amount of $1.2 million, made by the registrant in favor of Gemini Master Fund, Ltd.
(10.4)	Convertible Note due January 31, 2013 in initial principal face amount of $1.2 million, made by the registrant in favor of Manchester Securities Corp.
(10.5)	Warrant to purchase 3,333,333 shares of registrant common stock dated February 7, 2011, issued to Gemini Master Fund, Ltd.
(10.6)	Warrant to purchase 3,333,333 shares of registrant common stock dated February 7, 2011, issued to Manchester Securities Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.

Date: February 9, 2011	By: /s/ Dave Buckel
Dave Buckel
Chief Financial Officer